Exhibit 10.13

PROMISSORY NOTE
(June 2, 2009)

WHEREAS, GlynnTech, Inc. of 24 Mine Street, Flemington, New Jersey has agreed to assume SpeechSwitch, Inc. of 750 Highway 34, Matawan, New Jersey debt totaling in excess of $12,000.00 (owed to Deirdra Meagher, Esq. for legal services through her firm to SpeechSwitch. Inc.), now, therefore,

SpeechSwitch, Inc. agrees to pay GlynnTech, Inc. a sum of  $12,000.00 on or before June 2, 2010, at no interest. This Note shall be in default if not paid in full within 5 days from the due date. No interest shall accrue during the term hereof. However, GlynnTech, Inc. reserves the right to statutory interest after default, at its option.

SpeechSwitch, Inc

/s/ Bruce Knef

Bruce Knef, Board Chairman

/s/ Alex P. Glynn

Alex P. Glynn, Vice President, GlynnTech. Inc.